Exhibit 99.19


          Hydromer, Inc. Announces Enforcement of Its T-HEXX(R) Patents


     BRANCHBURG, N.J.--(BUSINESS WIRE)--April 5, 2006--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) has protected its commercial T-HEXX(R) Cow Teat Dip technology by enforcing its patents against Advanced Skin Technologies, Inc.
(AST) and it's principal Mr. Steven M. Pugliese. Hydromer filed a patent infringement suit against AST and Mr. Pugliese in the United States District Court for the District of New Jersey. The suit was settled by a Court ordered Judgment against AST and Mr. Pugliese on April 5, 2006.
     In the Judgment, AST and Mr. Pugliese confessed to infringement of Hydromer's patents. In addition, AST and Mr. Pugliese agreed to be permanently enjoined by the Court from further infringement for the life of the Hydromer T-Hexx (R) patents, and face summary contempt enforcement proceedings, in which they could neither contest the validity or enforceability of Hydromer's patents, should they be accused of violating the injunction. A judgment of $150,000 has been entered against AST and Mr. Pugliese. Any breach of the injunction by AST or Mr. Pugliese will result in a larger payment of $375,000 plus Hydromer's reasonable attorney's fees incurred in a contempt proceeding; or three (3x) times Hydromer's actual damages plus its costs and attorney's fees in prosecuting and proving such damages in contempt proceedings.
     The patents involved, include United States Patent Nos. 4,642,267, 4,769,013, 6,203,812, and 6,395,289 which relate to Hydromer's AQUAMERE(R) technology, a unique combination of polyurethane and polyvinylpyrrolidone to which an anti-infective agent can be added. The technology is used to protect the udders of a cow against bacterial infections by sealing each teat against microbial infiltration. Pugliese/AST made and sold the infringing dip under the names PRO-4 Barrier, ASTI One Barrier, AST WEST and various other private labeled brands.
     Historically, AST and its principal, Mr. Steven Pugliese, were licensed by Hydromer in 1999 to make and sell the T-HEXX product line using T-HEXX Barrier Concentrate. The relationship was discontinued in 2002 as a result of multiple quality problems. Mr. Pugliese and AST then forged a relationship with another defendant Veterinary Pharmaceuticals, Inc. (VPI) and began their infringement of Hydromer's patents by manufacturing infringing teat dip under the brand names, as noted above. The suit against VPI was similarly settled in February of 2006, by a Court ordered Judgment, which VPI admitted to the validity and its infringement of Hydromer's patents. VPI also paid Hydromer damages for its infringement and agreed to a Court ordered Injunction from future infringement of Hydromer's patents.
     Mr. Doug Perschbacher, Hydromer's Strategic Business Manager for Agricultural Products noted, "This action is part of a continuing strategy to protect our intellectual property. The Company continues to sample competing products and conduct comprehensive chemical analysis to detect patent infringement. Cow teat dips made with T-HEXX Barrier Concentrate have proven themselves to be superior in the marketplace to increase milk quality for the consumer and produce additional profits to the dairy owner. Naturally when a product performs on an exceptional basis, counterfeit or 'me too' products can flourish. We welcome fair competition as it benefits the agricultural marketplace, however, infringement of our intellectual property has a detrimental effect and will not be tolerated."
     Hydromer continues to perfect a technology that permits anti-bacterial coatings and gels to be applied to the teats of cows. The film-forming coating prevents bacterial penetration to the skin surface even when challenged with environmental moisture. Our products are administered to the animal and are designed to be retained on the skin surface until easily removed by traditional pre-milking washes applied by the parlor staff.
     Mr. Doug Perschbacher noted, "We intend to protect our intellectual property rights against any and all infringers."


    CONTACT: Hydromer, Inc.
             Robert Y. Lee, 908-722-5000